Exhibit 99.2

Trajectory Alpha Acquisition Corp. Announces the Transfer of Certain of its Securities to J. Streicher Holdings, LLC

New York – June 7, 2023 – On June 5, 2023, Trajectory Alpha Acquisition Corp., a special purpose acquisition company (NYSE: TCOA) (the “Company”), announced the transfer of certain of the Class B common stock (the “Class B Common Stock”) and private placement warrants (the “Warrants”) of the Company to J. Streicher Holdings, LLC, a Delaware limited liability company (“J. Streicher”).

On June 2, 2023, the Company, entered into a Purchase and Contribution Agreement (the “Agreement”) with J. Streicher, and Trajectory Alpha Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which J. Streicher, or an entity designated by J. Streicher, shall contribute $250,000 (two hundred fifty thousand dollars) to the Company (the “Contribution”) and shall pay $1.00 (one dollar) to the Sponsor (the “Consideration” and together with the Contribution, the “Purchase Price”). In return, the Sponsor shall transfer to J. Streicher 2,170,464 (two million one hundred seventy thousand four hundred sixty four) shares of Class B Common Stock of the Company and 4,525,000 (four million five hundred twenty five thousand) Warrants held by the Sponsor, each of which is exercisable to purchase one share of Class A common stock (the “Class A Common Stock”) of the Company.

On June 2, 2023, the Company, J. Streicher, the Sponsor, and Metric Finance Holdings II, LLC, a Delaware limited liability company (the “Seller”), also entered into a Purchase Agreement (the “Metric Assignment”) pursuant to which J. Streicher, or an entity designated by J. Streicher, shall pay the Consideration to the Seller, and the Seller shall transfer to J. Streicher 422,434 (four hundred twenty two thousand four hundred thirty four) shares of Class B Common Stock held by the Seller.

The foregoing descriptions of the Agreement and the Metric Assignment are not complete and are qualified in their entirety by reference to the full text of such documents.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About the Company

The Company is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, consolidation, capital stock exchange, asset acquisition, share purchase, reorganization, or business combination with one or more businesses. While the Company may pursue an initial business combination with any company in any industry, the Company’s objective is to identify and work with a disruptive, technology-driven business that leverages its unique intellectual property and proprietary data to develop a sustainable competitive advantage and, in turn, dislodge slower moving incumbents in the target’s selected end markets.

About J. Streicher

J. Streicher, a private and diverse US financial organization, is founded on tradition, personal relationships, innovation, and steadfast principles. Its subsidiary, J. Streicher & Co. LLC, (the “Broker Dealer”), holds the distinction of being one of the oldest firms on the New York Stock Exchange (“NYSE”), with roots dating back to 1910. Throughout its history, it has consistently provided exceptional service to its family of listed companies, even in challenging market conditions.

While our Broker Dealer primarily focuses on NYSE activities, our international investment team specializes in identifying, investing in, and nurturing potential target companies, guiding them through the complex process of transitioning into publicly traded entities. Our ultimate goal is to position these companies for a successful listing. Our core strength lies in our ability to recognize strategic private target companies and assist them in becoming publicly traded entities on prestigious exchanges such as the NYSE or NASDAQ.

PR Contact for J. Streicher

Email: pr@zalatorisac.com

Number: +1 (917) 675-3106